UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

(Name of Registrant as Specified In Its Charter)

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1915 Rexford Road       Charlotte, North Carolina 28211       Phone 704/366-7000       Fax 704/362-4208

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2012 annual meeting of stockholders of Nucor Corporation will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 10, 2012, for the following purposes:

•	To elect four nominees as directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2012;

•	To consider and vote on a stockholder proposal; and

•	To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 12, 2012 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy or voting instruction card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy or voting instruction card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy or voting instruction card. Your prompt attention is requested.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March 22, 2012

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 10, 2012

The proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/670346.

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

1

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2012 annual meeting of stockholders to be held on Thursday, May 10, 2012, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to Nucor’s Corporate Secretary received before the meeting, or by attending and voting at the meeting.

Proxy Materials and Annual Report

The 2011 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 23, 2012. The 2011 annual report and other information about the Company is available on our website at www.nucor.com/investor. The information on our website is not a part of this proxy statement.

Shares Entitled to Vote

The record date for the annual meeting is March 12, 2012. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 317,039,194 shares of Nucor common stock were outstanding.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Item

Election of Directors.    The four director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, any shares not voted with respect to a director nominee will have no effect.

Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Election of Directors.”

Other Items.    For any other matters, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly submitted proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the independent registered public accounting firm is considered a “discretionary” matter. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.

In contrast, the election of directors and the stockholder proposal are “non-discretionary” matters. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the four director nominees, FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2012 and AGAINST the approval of the stockholder proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company previously divided the Board into three classes with one class standing for election each year for a three-year term. At the Company’s 2010 annual meeting of stockholders, the Board of Directors recommended, and stockholders approved, amendments to the Company’s Restated Certificate of Incorporation to declassify the Board over a three-year period. Accordingly, current directors, including the class of directors elected to three-year terms at the 2010 annual meeting and the class of directors elected to two-year terms at last year’s annual meeting, will continue to serve the remainder of their elected terms. The class of directors with terms expiring at this year’s annual meeting will be elected to one-year terms expiring at the 2013 annual meeting of stockholders. Beginning with the 2013 annual meeting of stockholders, and at each annual meeting thereafter, all directors will be elected annually.

The terms of four directors, Clayton C. Daley, Jr., John J. Ferriola, Harvey B. Gantt and Bernard L. Kasriel, will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Messrs. Daley, Ferriola, Gantt and Kasriel for reelection for one-year terms expiring at the annual meeting in 2013.

Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for Messrs. Daley, Ferriola, Gantt and Kasriel will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and disclose its decision and the reasons therefor in an 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or Board consideration of it.

Nucor’s Board of Directors recommends a vote FOR the election of the four nominees as directors.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF

THE NOMINEES

Nominees for Election – Term to Expire in 2013

CLAYTON C. DALEY, JR.	Director Since: 2001 Age: 60

Mr. Daley has been a senior advisor to TPG Capital, a global private investment firm, since February 2010. Prior to that, Mr. Daley served as Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Previously, Mr. Daley was the Vice Chairman and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial Officer from October 1998 until July 2007. He currently serves on the boards of directors of Starwood Hotels & Resorts Worldwide, Inc. and Foster Wheeler AG. Mr. Daley brings to Nucor’s Board significant experience in a number of critical areas, including accounting and related financial management, mergers and acquisitions, corporate finance and marketing.

JOHN J. FERRIOLA	Director Since: 2011 Age: 59

Mr. Ferriola has served as President and Chief Operating Officer of Nucor since January 2011. Prior to that, Mr. Ferriola served as Chief Operating Officer of Steelmaking Operations of Nucor from 2007 to 2010, Executive Vice President from 2002 to 2007 and Vice President from 1996 to 2001. He has been active in the Association for Iron and Steel Technology for over 20 years and has served on its board of directors. He currently serves on the board of directors of the Steel Manufacturers Association. With a degree in electrical engineering, Mr. Ferriola worked in various operating and management roles in the steel industry before joining Nucor. His 38 years of industry experience, including 21 years at Nucor, give him a very comprehensive knowledge of the Company and the steel industry.

HARVEY B. GANTT	Director Since: 1999 Age: 69

Mr. Gantt has been the principal partner of Gantt Huberman Architects, PLLC, an architectural, planning and interior design firm, since 1971. Mr. Gantt also has extensive experience in construction, both nonresidential and residential, and broad knowledge of developing trends in selection and use of construction materials by owners and architects on major projects. He served as the Mayor of the City of Charlotte, North Carolina, from 1983 to 1987, gaining valuable experience in land use regulation, government relations, public policy development and consensus-building. In recognition of his experience in urban planning and design, the President of the United States appointed him to serve as a chair from 1994 to 1999 of the National Capital Planning Commission, a United States government agency that provides planning guidance for the District of Columbia and the region surrounding the nation’s capital. He brings more than 35 years of managerial and leadership experience to Nucor’s Board.

BERNARD L. KASRIEL	Director Since: 2007 Age: 65

Mr. Kasriel was a partner of LBO France, a private equity fund, from September 2006 until September 2011. In 2006, before joining LBO France, Mr. Kasriel served as Vice Chairman of Lafarge S.A., a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France. Prior to that, Mr. Kasriel held various other executive positions at Lafarge, including Chief Executive Officer from 2003 to 2006, Vice Chairman and Chief Operating Officer from 1995 to 2003, and Managing Director from 1989 to 1995. He currently serves on the boards of directors of L’Oréal and Arkema S.A., and was a director of Lafarge S.A. until 2010 and Sonoco Products Company until 2007. Mr. Kasriel brings more than 35 years of industry experience, including an in-depth knowledge of international manufacturing and cross-border joint ventures, to Nucor’s Board.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE CONTINUING DIRECTORS Term to Expire in 2013

PETER C. BROWNING	Director Since: 1999 Age: 70

Mr. Browning has been the Managing Director of Peter C. Browning & Associates, LLC, a board advisory consulting firm, since 2009. Mr. Browning has also served as Lead Director of Nucor since 2006, and as Non-Executive Chairman of Nucor from 2000 to 2006. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from 2002 to 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, from 1996 to 1998, President and Chief Operating Officer, and from 1993 to 1996, Executive Vice President of Sonoco Products Company, a manufacturer of industrial and consumer packaging products. Before joining Sonoco, Mr. Browning was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building and construction products, from 1990 to 1993. He currently serves on the boards of directors of Acuity Brands, Inc., EnPro Industries, Inc. and Lowe’s Companies, Inc., and was a director of Wachovia Corporation until 2008 and The Phoenix Companies, Inc. until 2009. Mr. Browning brings a unique breadth and depth of experience and expertise to Nucor’s Board, including board governance, board performance and dynamics, executive leadership transition and succession planning and more than 35 years of domestic and international manufacturing experience.

DANIEL R. DIMICCO	Director Since: 2000 Age: 61

Mr. DiMicco has served as Chairman of Nucor since 2006 and as Chief Executive Officer since 2000. Previously, Mr. DiMicco served as President of Nucor from 2000 to 2010, Vice Chairman from 2001 to 2006, Executive Vice President from 1999 to 2000 and Vice President from 1992 to 1999. He currently serves on the board of directors of Duke Energy Corporation. A metallurgist by training, Mr. DiMicco brings more than 35 years of steel industry experience to Nucor’s Board, including serving as a member of several industry boards including the World Steel Association Board and Executive Committee, American Iron and Steel Institute (AISI), and as Chairman/Vice Chairman of the AISI. He was appointed to the Department of Commerce U.S. Manufacturing Council in 2008 and served until 2011. Since joining Nucor in 1982, Mr. DiMicco has worked in a wide variety of roles at all levels of the Company, including nine years as Vice President of Nucor Corporation and President of Nucor-Yamato Steel Company (Limited Partnership), gaining a deep understanding of Nucor’s operations and Nucor’s unique organizational culture and values. Mr. DiMicco was named to IndustryWeek magazine’s Manufacturing Hall of Fame in 2011. Institutional Investor named Mr. DiMicco to the 2012 All-America Executive Team, and he received a magazine-ranked, top three “Best CEO” position in the metals and mining sector with a second place finish of all the CEOs in this sector. In January 2012, the American Institute of Steel Construction awarded Mr. DiMicco the Robert P. Stupp Award for Leadership Excellence for recognition of his leadership in the steel construction industry and for his service as an advocate for domestic manufacturing jobs.

VICTORIA F. HAYNES, PH.D	Director Since: 1999 Age: 64

Dr. Haynes has served since 1999 as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the board of directors of PPG Industries, Inc., and was a director of Archer Daniels Midland Company until November 2011 and The Lubrizol Corporation until 2007. Dr. Haynes brings more than 30 years of experience in technology leadership, management and new business development to Nucor’s Board.

JAMES D. HLAVACEK, PH.D	Director Since: 1996 Age: 68

Dr. Hlavacek is the founder, Chairman and Chief Executive Officer of The Corporate Development Institute, Inc. that since 1979 has been developing new product solutions, growth strategies and management development programs for a broad range of industrial and high-tech manufacturing companies worldwide. He is an internationally recognized industrial marketing educator, businessman and consultant and has published numerous articles and several books. He currently serves on the boards of directors of two privately-owned technology companies and has served in the past on the boards of several successful start-up companies that were acquired by Fortune 500 industrial companies. He brings to Nucor’s Board of Directors his more than 30 years of experience working closely with senior executives on their growth strategies at leading industrial companies located throughout the world.

CHRISTOPHER J. KEARNEY	Director Since: 2008 Age: 56

Mr. Kearney has served as Chairman of SPX Corporation, a global multi-industry manufacturer, since 2007, and as President and Chief Executive Officer of SPX since 2004. Prior to that, Mr. Kearney served as Vice President, Secretary and General Counsel of SPX from 1997 to 2004. He currently serves on the board of directors of SPX Corporation. In addition to his strong leadership skills developed as the CEO of a manufacturing company that employs approximately 17,000 people in over 35 countries, Mr. Kearney brings valuable mergers and acquisitions experience as well as corporate legal experience to Nucor’s Board.

JOHN H. WALKER	Director Since: 2008 Age: 54

Mr. Walker has served as Chief Executive Officer of Global Brass and Copper, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since 2007. Prior to joining Global Brass and Copper, Inc., Mr. Walker was the President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker currently serves on the board of United Continental Holdings, Inc. and was a director of Delphi Corporation until 2009. In serving as Chief Executive Officer for three different companies over the past 10 years, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to Nucor’s board more than 25 years of experience in metal-related manufacturing and fabricating industries.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each current executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

	Number of Shares as of February 29, 2012
	Shares Owned			Shares Subject to Options Exercisable Within 60 Days	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class
Name	Sole Voting and Investment Power		Shared Voting and Investment Power
Peter C. Browning	13,607		—	—	15,989	29,596	*
Clayton C. Daley, Jr.	16,501		—	2,074	3,955	22,530	*
Daniel R. DiMicco	405,170	(2)	—	20,790	112,086	538,046	*
John J. Ferriola	164,981		—	—	38,213	203,194	*
James D. Frias	39,118	(3)	—	—	29,643	68,761	*
Harvey B. Gantt	13,368		—	—	11,506	24,874	*
Keith B. Grass	16,600		—	—	20,500	37,100	*
Victoria F. Haynes	9,174		250	—	11,506	20,930	*
James D. Hlavacek	6,609		800	—	11,506	18,915	*
Bernard L. Kasriel	1,500		—	—	10,367	11,867	*
Christopher J. Kearney	1,000		—	—	7,551	8,551	*
Hamilton Lott, Jr.	138,547		—	5,198	31,767	175,512	*
John H. Walker	3,600		—	—	8,887	12,487	*
All 16 directors and executive officers as a group	1,091,951		177,721	34,558	394,932	1,699,162	*

*	Represents holdings of less than 1%.

(1)	Restricted stock units have no voting power.

(2)	Includes 230,346 shares Mr. DiMicco elected to defer under the Long-Term Incentive Plan. The deferred shares have no voting power.

(3)	Includes 12,457 shares Mr. Frias elected to defer under the Annual Incentive Plan. The deferred shares have no voting power.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
Capital World Investors (1)	31,793,200	10.04%
333 South Hope Street
Los Angeles, California 90071

State Farm Mutual Automobile Insurance Company and related entities (2)	30,577,907	9.65%
One State Farm Plaza
Bloomington, Illinois 61710

BlackRock, Inc. (3)	19,138,672	6.04%
40 East 52nd Street
New York, New York 10022

State Street Corporation (4)	16,942,147	5.35%
One Lincoln Street
Boston, Massachusetts 02111

(1)	Based on Schedule 13G/A filed with the SEC on or about February 10, 2012, reporting beneficial ownership as of December 31, 2011. That filing indicates that Capital World Investors has sole voting power as to 23,593,200 of the shares shown and sole dispositive power as to 31,793,200 of the shares shown. Capital World Investors is a division of Capital Research Management Company.

(2)	Based on Schedule 13G/A filed with the SEC on or about January 31, 2012, reporting beneficial ownership as of December 31, 2011. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 78,560 of the shares shown; State Farm Life Insurance Company has sole voting and dispositive power as to 532,400 of the shares shown and shared voting and dispositive power as to 17,597 of the shares shown; State Farm Fire and Casualty Company has sole voting and dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 10,290 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and dispositive power as to 12,536 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 2,272,100 of the shares shown and shared voting and dispositive power as to 10,024 of the shares shown; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,239,600 of the shares shown.

(3)	Based on Schedule 13G/A filed with the SEC on or about February 13, 2012, reporting beneficial ownership as of December 31, 2011. That filing indicates that BlackRock, Inc. has sole voting and dispositive power of these shares.

(4)	Based on Schedule 13G filed with the SEC on or about February 9, 2012, reporting beneficial ownership as of December 31, 2011. That filing indicates that State Street Corporation has shared voting and dispositive power of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Nucor’s directors, executive officers and persons who own more than ten percent of the outstanding shares of Nucor’s common stock to file reports of their beneficial ownership and changes in their beneficial ownership of Nucor’s common stock with the SEC. SEC regulations require Nucor to identify anyone who failed to file a required report or filed a late report during fiscal 2011. Based solely on a review of all reports filed by its executive officers and directors and written representations made by them with respect to the completeness and timeliness of their filings, Nucor believes that all Section 16(a) filing requirements were met by its directors and executive officers during the fiscal year ended December 31, 2011.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com/governance/principles. The information on our website is not a part of this proxy statement.

Codes of Ethics.    Nucor’s Standards of Business Conduct and Ethics apply to all employees and directors of the Company. Nucor has also adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals. The Standards of Business Conduct and Ethics are posted on our website at www.nucor.com/governance/standards, and the Code of Ethics for Senior Financial Professionals is posted on our website at www.nucor.com/governance/code. The information on our website is not a part of this proxy statement.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. For a director to be considered independent, he or she cannot have any of the disqualifying relationships enumerated by the corporate governance rules of the NYSE. In addition, the Board of Directors must determine whether the director does not otherwise have any direct or indirect material relationship with the Company. The Board of Directors has adopted categorical standards (“Categorical Standards”) to assist its members in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These Categorical Standards, which are set forth below, establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.”

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2012, the Board of Directors reviewed the status of each director, applying the independence standards of the corporate governance rules of the NYSE and Nucor’s Categorical Standards. In its review, the Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent registered public accounting firm. The Board of Directors has determined that those relationships that do exist or did exist within the last three years (except for Mr. DiMicco’s and Mr. Ferriola’s) all fall below the thresholds in the Categorical Standards adopted by the Board of Directors to assist it in making determinations of independence.

Based on this review, the Board of Directors affirmatively determined that all of the nominees and directors continuing in office, with the exception of Daniel R. DiMicco, the Company’s Chairman and Chief Executive Officer, and John J. Ferriola, the Company’s President and Chief Operating Officer, are independent within Nucor’s Categorical Standards and the corporate governance rules of the NYSE.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held four meetings during fiscal 2011. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Board Leadership Structure.    Daniel R. DiMicco currently holds the positions of Chairman of the Board and Chief Executive Officer of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the independent members of the Board after the annual meeting of stockholders, and he or she serves at the pleasure of the Board. In May 2011, the Board reappointed Peter C. Browning to serve as Lead Director. The Lead Director’s responsibilities are set forth in the Company’s Corporate Governance Principles and include:

•	Providing leadership to the Board of Directors;

•	Chairing Board meetings in the absence of the Chairman;

•	Organizing, setting the agenda for and leading executive sessions of the non-employee directors without the attendance of management;

•	Serving as a liaison between the Chairman and the independent directors;

•	Consulting with the Chairman and the Secretary of the Company to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting;

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions;

•	Having the authority to call meetings of the independent directors; and

•	Being available for consultation and direct communication with major stockholders.

The Board believes that the Company’s current leadership structure with the combined Chairman/CEO leadership role strengthens the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors. The Board also believes that having an independent Lead Director whose responsibilities closely parallel those of an independent Chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.

Board’s Role in Risk Oversight.    The Company’s Audit Committee is specifically charged with the responsibility of meeting periodically with management and outside counsel to discuss the Company’s major financial risk exposures, including but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Company’s Corporate Controller annually conducts a risk assessment and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and presentation, the Audit Committee meets with management to provide its comments on the report and presentation and to provide guidance on areas that the Audit Committee believes the Controller should consider in identifying and evaluating the risks facing the Company.

In setting compensation, the Compensation and Executive Development Committee considers the risks to Nucor’s stockholders and the achievement of the Company’s goals that may be inherent in the compensation plans. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its ability to oversee risk is enhanced by having one person serve as the Chairman of the Board and CEO. With his in-depth knowledge and understanding of the Company’s operations, Mr. DiMicco, as Chairman and CEO, is better able to bring key strategic and business issues and risks to the Board’s attention than would a non-executive Chairman of the Board. The role of the Board’s Audit Committee, which consists of fully independent directors, in the oversight of the Company’s risk assessment and risk management policies preserves the benefit of independent risk oversight.

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly Board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Browning, as Lead Director, presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    Directors are expected to attend the annual meeting of stockholders. All ten of the Company’s incumbent directors attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com/governance/committee. The information on our website is not a part of this proxy statement.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to prepare or issue an audit report with respect to the Company’s financial statements and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation, retention and oversight of the independent auditors for the Company, (2) approving in advance all auditing services, internal control-related services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kearney and Mr. Walker. All of the members of the Audit Committee are independent as defined in the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship with the Company, its management or the independent registered public accounting firm appointed by the Audit Committee that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. The Board has determined that Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held seven meetings during fiscal 2011.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s executive officers.

In making its determinations with respect to executive compensation, the Committee is supported by Donovan E. Marks, Nucor’s Director of Benefits and Compensation, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Committee has historically engaged the services of a compensation consultant. In 2011, the Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the Chief Executive Officer and other executive officers. In addition, Pearl Meyer & Partners was retained to assist the Committee with several special projects, including benchmarking executive compensation, reviewing and developing the comparator groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of the compensation discussion and analysis included in this proxy statement.

The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments Pearl Meyer & Partners also interacts with Company management when necessary and appropriate. Specifically, the Director of Benefits and Compensation and the Corporate Secretary interact with the consultants to provide compensation and performance data for the executive officers and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Chief Executive Officer and Chief Financial Officer regarding its consulting work product prior to presentation to the Committee to confirm its alignment with the Company’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Committee. Pearl Meyer & Partners does not provide any services to the Company other than its consulting services to the Committee related to executive and director compensation.

The Committee frequently requests the Chairman and Chief Executive Officer to be present at Committee meetings where executive compensation and Company performance are discussed and evaluated. The Chairman and Chief Executive Officer is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on decisions made regarding executive compensation.

The Committee meets with the Chairman and Chief Executive Officer to discuss his own compensation package, but ultimately, decisions regarding his compensation are made by the Committee, meeting in executive session, solely based upon the Committee’s deliberations. Decisions regarding the compensation of other executive officers are made by the Committee after considering recommendations from the Chairman and Chief Executive Officer.

The Compensation and Executive Development Committee is composed entirely of independent directors: Dr. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held four meetings during fiscal 2011.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for, among other things, (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held four meetings during fiscal 2011.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director standing for reelection, each committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons, which is administered by the Audit Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Audit Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, the business reasons for entering into the transaction, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

How to Communicate with the Board of Directors and Non-Management Directors.    Interested persons wishing to communicate with our Board of Directors, or any of our individual directors, may do so by sending a written communication to Peter C. Browning or any other individual director in care of Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Interested persons wishing to communicate with Mr. Browning, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Browning at our executive offices. Any communication addressed to Mr. Browning or any individual director that is received at the executive offices of Nucor will be delivered or forwarded to Mr. Browning or the individual director as soon as practicable. Nucor will forward all communications from its stockholders or other interested persons that are addressed simply to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be delivered to, or mailed and received at the Company’s principal executive offices not less than 120 days and not more than 150 days before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about the nominee and the stockholder submitting the nomination, including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares or other securities of the Company which are owned of record or beneficially by the nominee and any derivative positions held of record or beneficially by the nominee related to, or the value of which is derived in whole or in part from, the value of the Company’s shares or other securities and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee with respect to the Company’s shares or other securities and (ii) with respect to the stockholder submitting the nomination, the name and address, as they appear on our books, of that stockholder and any Stockholder Associated Person (as defined in Nucor’s bylaws) and the number of shares or other securities of the Company which are owned of record or beneficially by that stockholder or by any Stockholder Associated Person and any derivative positions held of record or beneficially by the stockholder or by any Stockholder Associated Person related to, or the value of which is derived in whole or in part from, the value of the Company’s shares or other securities and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, that stockholder or any Stockholder Associated Person with respect to the Company’s shares or other securities. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

The Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the following minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

DIRECTOR COMPENSATION

In 2011, the Compensation and Executive Development Committee engaged the compensation consultant, Pearl Meyer and Partners, to benchmark director compensation by comparing Nucor’s director compensation to a group of 29 materials and industrial companies of similar size. These 29 companies are the same companies used to benchmark executive compensation in 2010 (these companies are listed in the compensation benchmarking section of the Compensation Discussion and Analysis section of this proxy statement). Director compensation survey data was also reviewed. Changes to director compensation were last made in 2007.

Based upon a review of the 2011 benchmarking and the director compensation survey data, the Compensation and Executive Development Committee established the director compensation amounts below effective June 1, 2011.

Board/Committee Position	2011 Annual Fee ($)	2010 Annual Fee ($)	Increase ($)
Lead Director	105,000	90,000	15,000
Board Member (non-employee directors)	75,000	60,000	15,000
Audit Committee Chairman	20,000	12,000	8,000
Governance and Nominating Committee Chairman	6,000	6,000	—
Compensation and Executive Development Committee Chairman	12,000	6,000	6,000

Directors who are not senior officers of Nucor are granted each June 1 shares of Company stock under the Company’s 2010 Stock Option and Award Plan. Directors may elect to receive their shares in the form of deferred stock units. Effective June 1, 2011, the number of shares of Company stock awarded was equal to the quotient of $125,000 ($165,000 in the case of the Lead Director) divided by the closing price of a share of Nucor common stock on the last trading day immediately preceding the grant date (rounded down to the next whole share). This was a $25,000 increase from $100,000 ($140,000 in the case of the Lead Director) granted in prior years. All directors, other than Mr. Daley, elected to receive their grant in the form of deferred stock units. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
(a)	(b)	(c)	(h)
Peter C. Browning	107,250	164,999 (2)	272,249
Clayton C. Daley, Jr.	89,250	124,988 (3)	214,238
Harvey B. Gantt	71,250	124,988 (2)	196,238
Victoria F. Haynes	81,750	124,988 (2)	206,738
James D. Hlavacek	71,250	124,988 (2)	196,238
Bernard L. Kasriel	71,250	124,988 (2)	196,238
Christopher J. Kearney	71,250	124,988 (2)	196,238
John H. Walker	71,250	124,988 (2)	196,238

(1)	The amounts shown represent the grant date fair value of the shares awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	The number of deferred stock units granted and fully vested on June 1, 2011 based on a closing price on May 31, 2011 of $42.34 were as follows: Mr. Browning 3,897 units; and Messrs. Gantt, Kasriel, Kearney and Walker and Drs. Haynes and Hlavacek, 2,952 units.

(3)	The number of shares granted and fully vested on June 1, 2011 based on a closing price on May 31, 2011 of $42.34 for Mr. Daley was 2,952 shares.

The following table summarizes unexercised stock options granted to non-employee directors prior to 2006 under the Company’s non-employee director stock option plan and the total number of vested deferred stock units granted to them under the Company’s 2010 and 2005 Stock Option and Award Plans.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Vested Stock Units (1)	Market Value of Stock Units ($) (2)
Peter C. Browning	3,112	28.86	8/31/12	15,989	632,685

Clayton C. Daley, Jr.	2,074	28.86	8/31/12	3,955	156,499

Harvey B. Gantt	—	—	—	11,506	455,292

Victoria F. Haynes	1,948	30.73	2/29/12	11,506	455,292

James D. Hlavacek	2,074	28.86	8/31/12	11,506	455,292
	1,948	30.73	2/29/12

	4,022

Bernard L. Kasriel	—	—	—	10,367	410,222

Christopher J. Kearney	—	—	—	7,551	298,793

John H. Walker	—	—	—	8,887	351,659

(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors. Mr. Daley received his 2011 stock award in the form of 2,952 shares of Company stock. The shares are not an outstanding equity award and are not included in this table.

(2)	Fully vested deferred stock units at December 30, 2011 valued using the closing stock price of $39.57.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Christopher J. Kearney

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2011 and 2010 fees billed for services provided by PwC were as follows:

	2011	2010
Audit Fees (1)	$3,004,900	$3,300,500
Audit-Related Fees (2)	—	20,500
Tax Fees (3)	5,600	4,800
All Other Fees (4)	1,800	2,500

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the audits of certain employee benefit plans.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature and training.

In 2011 and 2010, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Unless otherwise specified, proxies will be voted FOR the proposal.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It explains how the Compensation and Executive Development Committee (the “Committee”) makes executive compensation decisions, the data used in its deliberations and the reasoning behind the decisions that are made.

Following this CD&A are tables detailing the compensation of our Named Executive Officers (“Executive Officers”) along with descriptions and other narrative explaining the information in the tables. Also included is a section that presents the potential compensation Executive Officers would receive if they had been terminated on December 31, 2011.

Executive Summary

Nucor pays Executive Officers for results. The executive compensation plans are designed to pay well when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers.

In 2011, Nucor increased net income almost sixfold over 2010 in an economic environment that remained extremely challenging. Our executive compensation plans worked as designed in 2011. Executives received an annual incentive reflecting our return on equity performance and outstanding revenue growth relative to our steel company peers. Our long-term incentive plan rewarded executives for our strong three-year performance ended December 31, 2011 relative to our steel peers, but resulted in no payout for our three-year performance ended December 31, 2011 relative to our general industry comparator group. None of our 2011 performance based restricted stock units were earned as the threshold return on equity performance for the preceding year was not met. Stock ownership requirements and the design of the long-term incentives, which includes deferral until retirement of a portion of the shares earned, ensure that the executives are significantly exposed to changes in stock price thereby aligning their interests with stockholders.

In 2011, we concluded a review of our Executive Officers’ compensation over the business cycle. Our review showed that our Executive Officers’ compensation is below the market median, with our CEO’s compensation being far below the market median. In order to bring the executives closer to market while keeping compensation performance based, we reintroduced annual grants of stock options to our Executive Officers. We had last granted options to all Executive Officers in 2005 (we made a grant of options to the CEO in 2010).

For 2011, we implemented executive annual salary increases for the first time since 2008. During that time period, salaries had fallen further behind the market.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports the Company’s overall management philosophy. Our philosophy is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them for producing results.

Our compensation philosophy stresses that our Executives Officers share the pain and share the gain. If we perform poorly, our Executive Officers will be paid below the market median. If however, over the business cycle, we outperform our steel company peers and other industrial companies, our Executives Officers will be paid above the market median. This is consistent with our overall compensation philosophy where all of our employees have the opportunity to earn more than the workers of other steel companies.

Nucor takes an egalitarian approach to providing benefits to its employees. Executive Officers do not enjoy significantly better benefits than other employees. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers. Our Executive Officers do not receive supplemental executive perquisites such as company cars, executive dining rooms or personal use of corporate aircraft.

The Company believes that the compensation provided to its Executive Officers should be commensurate and aligned with the performance of the Company and creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide team-based incentives that reward overall Company performance, and (3) pay guaranteed compensation (meaning those elements of pay, such as base salary and benefits, that are not dependent on performance) that is below the median for similar size industrial and materials companies.

The objectives of our Executive Officer compensation plans are to:

•	Retain the services of our Executive Officers.

•	Motivate our Executive Officers to advance the interests of the Company and build stockholder value.

•	Reward our Executive Officers for their contributions to the success of the Company and to the stockholder value they help create.

•	Measure the success of the Company through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and sales growth.

•	Reward Executive Officers as a team based on overall Company performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, because the compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. The Company believes that variable compensation plays an important role in Nucor’s financial performance. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two performance comparator groups: a group of steel industry competitors and a group of capital intensive industrial and materials companies chosen for their superior financial performance. These comparator groups are periodically updated. The incentive plans are also designed to pay well when performance is high and not pay any incentive if performance is poor. Prior to implementation, the incentive plans were presented to and approved by our stockholders.

The performance comparator groups are used to benchmark financial performance for incentive plan purposes. They are not used to benchmark compensation.

Base salaries are set below the median of data for similar size industrial and materials companies. Therefore, the Company recognizes the risk that Executive Officers may earn below median levels of compensation when Company performance is below Nucor’s peers; even if an Executive Officer’s individual performance may be superior. This practice has in the past and may in the future result in Executive Officers earning less than their counterparts in other similar size industrial and materials companies.

The compensation Executive Officers may earn under the incentive plans includes stock-based awards that must be held until retirement. The Committee believes the requirement to hold stock-based awards until retirement has been successful in meeting the Company’s objectives of retention and succession planning. All Executive Officers have been with the Company or an acquired company for more than 20 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target long-term incentive plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means if Nucor’s stock price declines, the Executive Officers’ Nucor stock, long-term incentive plan awards and restricted stock units all decline in value.

Incentive Opportunity Levels and Mix of Components of Compensation.    When the current annual and long-term incentive plans were developed and approved by stockholders in 2003 and again in 2008, the Committee established the incentive opportunity levels and mix of compensation components based on a sensitivity analysis that assumed some years of lower performance where no payouts would be earned and some years where maximum payouts would be achieved. This variability was intended to reflect fluctuations in economic activity. The Committee intended that through a multi-year business cycle, total compensation for Executive Officers would be near the median of similar size industrial and materials companies. The Committee periodically reviews actual performance and compares such performance to the parameters identified when the plans were originally established to ensure actual results over time are appropriate.

The annual and long-term incentive plans are designed to work without significant changes over a long time period. For example, minimum and maximum incentive plan payouts as a percentage of salary, including mix of cash or stock, were established and approved by stockholders in 2003 and 2008. Therefore, the Committee makes few changes from year to year. The Committee annually reviews the performance comparator groups to ensure that the comparator companies meet the plans’ requirements and the criteria the Committee has established for inclusion in the comparator group. In addition, the Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and sets the threshold and the maximum level of performance under the annual incentive plan.

Pursuant to these stockholder-approved plans, the Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. The Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and therefore it did not exercise any discretion in 2011.

At the time the stockholders approved the plans in 2003, the Committee determined that the mix of base salary and annual and long-term incentives and the incentive opportunities at target and maximum were appropriate to accomplish the goal of paying near the median total compensation of survey data for industrial and materials companies of similar size over a multi-year business cycle. The Committee periodically reviews nationally recognized compensation survey data to ensure that total compensation remains reasonable. We began a process to compare our compensation to that of similar size industrial and materials companies in 2010 and found that our compensation had fallen behind our peers. In response to this review, in June 2010 the Committee increased the restricted stock unit program grant opportunities and made a grant of options to the CEO. The Committee continued the review process in 2011, and added an annual stock option grant to the Executive Officer compensation program. (See our discussion of this process in the compensation benchmarking section below.)

In 2008, the stockholders approved the annual and long-term Executive Officer incentive compensation plans. These plans are similar to those approved by stockholders in 2003. The plans provide the Committee flexibility in adjusting the range of performance in which an incentive will be paid and the performance measures. For 2011, performance measures are the same as in the past year. However, the mix of pay has changed due to increased opportunity through the restricted stock unit program and the grant of options to Executive Officers. These changes and their impact on the mix of pay are discussed in further detail below.

Say on Pay Feedback from Stockholders.    In 2011, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of approximately 91% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered the strong stockholder endorsement of the Committee’s decisions and policies and Nucor’s overall executive compensation program in continuing the pay-for-performance program that is currently in place. In 2011, the stockholders also voted, on an advisory basis, to hold an advisory vote to approve executive compensation every three years. Based on the voting results, the Board of Directors adopted a policy that Nucor will include an advisory stockholder vote on executive compensation in its proxy materials on a triennial basis until the next required advisory vote on the frequency of stockholder votes on executive compensation, which will occur no later than our annual meeting of stockholders in 2017.

Stock Ownership Guidelines.    Executive Officers have an opportunity to earn a significant number of Nucor shares. The Committee believes that requiring Executive Officers to hold a significant number of shares aligns their interests with stockholders and has therefore adopted stock ownership guidelines for Nucor’s Executive Officers. The guideline number of shares ranges from 180,000 shares for the Chief Executive Officer to 90,000 shares for Nucor’s executive vice presidents. The Committee has compared these guidelines to those of other industrial and materials companies of similar size and published surveys and found that the Company’s stock ownership guideline levels are much higher than other companies. Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. The Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares within five years of being elected an officer or being promoted to a more senior officer position requiring a higher level of stock ownership. All Nucor Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2011.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain NEOs that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000.

“Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time vesting restricted stock units, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to the named executive officers must be deductible.

Compensation Benchmarking

Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation paid to executives is reasonable. Nucor does not set compensation according to benchmark data. Our only formal relationship with benchmark data is to set base salaries below the median.

In 2011, our compensation consultant, Pearl Meyer & Partners, assisted Nucor with benchmarking executive compensation. We continued an exercise we began in 2010 to understand how the compensation of our Executive Officers compared to compensation of the peer group at not just target, but at various levels of performance. Nucor’s compensation philosophy is to pay below market when performance is below peers and to pay above market when performance is outstanding. In order to ensure the compensation programs achieve this desired result, we benchmarked our compensation against the peer group at different levels of potential performance (below threshold, target and maximum). We found that our Executive Officers were paid below the peer group at all levels of potential performance.

In 2011 we compared our compensation to the same 29 companies used in the 2010 compensation peer group. The 29 companies are:

3M Company	Freeport-McMoRan Copper & Gold Inc.	Northrop Grumman Corporation
Air Products and Chemicals, Inc.	General Dynamics Corporation	Paccar Inc.
Alcoa Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Huntsman Corporation	PPG Industries, Inc.
Cummins Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Danaher Corporation	Ingersoll-Rand plc	Raytheon Company
Deere & Company	International Paper Company	Textron Corporation
E.I. du Pont de Nemours and Company	ITT Corporation	Tyco International Ltd.
Eaton Corporation	L-3 Communications	United States Steel Corporation
Emerson Electric Co.	Monsanto Company

Some of the above 29 companies are included in the performance comparator groups of companies used in the incentive plans (see the discussion on the use of performance comparator groups below). However, the 29 companies were chosen based on size and industry while the companies used in the incentives plans are all steel companies in the case of the Steel Comparator Group or met the requirements discussed below in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because most of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

In 2011 we did not use survey information to benchmark executive compensation, although our compensation consultant shared general compensation trends some of which we understand was based on their knowledge of survey information.

As discussed above, our compensation levels are below the market median as compared to the benchmarking peer group. While the changes to our compensation programs we made in 2010 closed some of the gap, we found that our Executive Officer compensation was still not aligned with our compensation philosophy. Our Executive Officers continued to share more of the pain than the gain. When our Executive Officers earn maximum payouts under our compensation plans, their compensation would be below the median compared to the peer group benchmarked compensation.

In 2011, we added an annual stock option grant to our Executive Officer compensation program. The addition of stock option grants brings our total compensation closer to the market at below threshold and target levels of performance. However, our compensation programs continue to deliver between median and 75th percentile levels of compensation when our performance is outstanding. In order to balance our Executive Officer compensation programs over the business cycle, the Committee will continue to evaluate our compensation programs and may need to make additional changes to the compensation programs in the future.

Use of Performance Comparator Groups

The Company believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance, the Steel Comparator Group and the General Industry Comparator Group. The Committee sets the performance comparator group members at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

The performance comparator groups for performance periods that began in 2011 are comprised of the following companies:

Steel Comparator Group	General Industry Comparator Group
AK Steel Holding Corporation	3M Company
Commercial Metals Company	Alcoa Inc.
Steel Dynamics, Inc.	Caterpillar Inc.
United States Steel Corporation	Cummins Inc.
Worthington Industries, Inc.	The Dow Chemical Company
General Dynamics Corporation
Illinois Tool Works Inc.
Johnson Controls, Inc.
Parker-Hannifin Corporation
United Technologies Corporation

The Committee has used the following criteria for selecting the companies in the performance comparator groups:

1.	The Steel Comparator Group must be a group of not less than five (5) steel industry competitors.

2.	The General Industry Comparator Group must be a group of not less than ten (10) companies in capital intensive industries.

3.	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

4.	Companies included in the General Industry Comparator Group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on performance or product mix (in the case of the Steel Comparator Group). The Committee maintains a list of potential comparator group companies and reviews the Company’s performance relative to these potential comparator group companies, industry benchmarks and market indexes.

The Committee does not use the performance comparator groups for purposes of benchmarking compensation.

Components of Compensation

The Company provides four compensation components:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As described above, these components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, we provide Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for the Company.

Decisions with regard to the actual amount or value of compensation granted to each executive are based on actual Company performance. Individual performance is not taken into account. Individuals who do not perform are not employed by Nucor.

Base Salary

The Committee’s goal is to set the base salaries of Nucor’s Executive Officers below the median base salary level for comparable positions at industrial and materials companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards at-risk incentive compensation. As Nucor has grown and annual salary adjustments have lagged behind that of other companies, base salaries have fallen substantially below the median.

For the first time since 2008, all of our Executive Officers received a salary increase. Mr. Frias was the only Executive Officer to receive a salary increase between 2008 and 2011 having received a salary increase upon his promotion to Chief Financial Officer on January 1, 2010.

Executive Officer	Principal Position	2011 Salary	2010 Salary	Increase	Increase %
Daniel R. DiMicco	Chairman and Chief Executive Officer	$880,000	$800,000	$80,000	10.0%
John J. Ferriola	President and Chief Operating Officer	525,000	434,900	90,100	20.7%
James D. Frias	Executive Vice President, Treasurer and Chief Financial Officer	345,000	325,000	20,000	6.2%
Keith B. Grass	Executive Vice President	401,300	375,000	26,300	7.0%
Hamilton Lott, Jr.	Executive Vice President	417,000	395,300	21,700	5.5%

Mr. Ferriola’s increase reflects his promotion to President effective January 1, 2011. Mr. DiMicco’s salary adjustment was larger than the other Executive Officers because his salary was (and remains) further below the median than other Executive Officers. After adjustment, Mr. DiMicco’s salary is lower than the base salary of any of the compensation peer group company CEOs. All compensation peer group companies provide a base salary of at least $1 million to their CEOs.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on the Company’s performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary:

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Seventy-five percent (75%) of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2011, the Committee set the threshold at 3% ROE and the maximum at 20% ROE. The threshold and maximum performance requirements are the same as 2010. If Nucor achieves the threshold ROE, Executive Officers will earn an incentive award equal to 20% of their base salary. If Nucor’s ROE for the fiscal year is 20% or higher, Executive Officers will earn an incentive award equal to the maximum 225% of their base salary. A prorated incentive award is earned for ROE between 3% and 20%.

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The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on Nucor’s net sales growth compared to the net sales growth of members of the Steel Industry Comparator Group (identified above) as follows:

Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75%
2	80%	60%
3	60%	45%
4	40%	30%
5	20%	15%
6	0%	0%

(1)	The table represents potential AIP awards for 2011 net sales growth. The comparator group for future years may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Only one Executive Officer, Mr. Frias, our Chief Financial Officer, Treasurer and Executive Vice President, participates in this deferral program.

2011 Performance

Based on Nucor’s ROE of 10.5% and net sales growth of 26% for 2011, Executive Officers earned an award of 110.69% of base salary for the ROE performance measure and an award of 60% of base salary for the net sales growth performance measure (the result of being ranked second within the Steel Comparator Group), for total incentive compensation under the AIP equal to 170.69% of base salary.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance based Long-Term Incentive Plan (the “LTIP”);

•	Restricted Stock Units (“RSUs”) that vest over time;

•	RSUs that may be granted if certain levels of ROE are achieved; and

•	Stock options.

The Committee believes that half of the three-year LTIP awards should be earned relative to performance as compared to the Steel Comparator Group and half earned relative to performance as compared to the General Industry Comparator Group. The Committee believes that this plan design provides an incentive to not just perform better than steel industry competitors, but also other capital intensive companies. The Committee also believes it is appropriate to provide a level of retention through time vesting RSUs with an opportunity to earn more RSUs based on performance that become vested at retirement.

As discussed above, the level of long-term incentive plan grants was established in 2003 and reaffirmed in 2008 when the plans were approved by stockholders. The Committee periodically benchmarks total compensation to ensure the grant sizes are still competitive and reasonable. As discussed above, as part of a process to bring Executive Officers’ compensation to market, the Committee added an annual grant of stock options in 2011.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the LTIP based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The targets for the performance period ended December 31, 2011 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period	85% of Base Salary	Nucor Stock Price	Target Award Number of Shares
Daniel R. DiMicco	$800,000	$680,000	$46.20	14,718
James D. Frias	202,900	172,465	46.20	3,733
John J. Ferriola	434,900	369,665	46.20	8,001
Keith B. Grass	375,000	318,750	46.20	6,899
Hamilton Lott, Jr.	395,300	336,005	46.20	7,272

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares.

Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% may be earned if the Company ranks first relative to the Steel Comparator Group (which earns 100% of target) and ranks first or second relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1	100%	1 or 2	100%
2	80%	3 or 4	80%
3	60%	5 or 6	60%
4	40%	7 or 8	40%
5	20%	9	20%
6	0%	10 or 11	0%

(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2011. The comparator group for other performance periods may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group. In addition, the Company’s ROAIC for the performance periods beginning in 2009 and 2010 must be at least equal to the median ROAIC of the companies in the S&P 500 Materials Index.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2011 Performance

Nucor’s ROAIC of 5.62% for the LTIP performance period that began January 1, 2009 and ended December 31, 2011 was ranked second relative to members of the Steel Comparator Group and ranked tenth relative to the General Industry Comparator Group. However, because Nucor’s ROAIC did not at least equal the median ROAIC of the companies in the S&P 500 Materials Index, no payout was earned for the General Industry Comparator Group portion of the LTIP.

These rankings resulted in the following performance award as a percentage of targets.

Performance Measure	Percentage Calculated	Ranking	Performance Award as a % of Target Number of Shares

ROAIC—Steel Comparator Group	5.62%	2	100%
ROAIC—General Industry Comparator Group	5.62%	10	0%

			100%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned

Daniel R. DiMicco	14,718	100%	14,718
James D. Frias	3,733	100%	3,733
John J. Ferriola	8,001	100%	8,001
Keith B. Grass	6,899	100%	6,899
Hamilton Lott, Jr.	7,272	100%	7,272

Restricted Stock Units

The Committee believes that RSUs align Executive Officers with stockholders and provide significant retentive characteristics. Grant levels were originally based on the historical value of options granted prior to 2006 (option grants were discontinued in 2006). In 2010, we increased the grant schedule to provide a more competitive total compensation opportunity.

Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, upon the Executive Officer’s retirement (defined below), or death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on the Company’s ROE for the prior fiscal year. Performance RSUs vest upon the Executive Officer’s retirement, or death or disability while employed by Nucor. The threshold ROE required for a grant of Performance RSUs is 5%. The maximum number of Performance RSUs is granted for ROE of 20% or more.

All RSUs are granted each June 1. The total number of RSUs is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of the Company’s common stock on the last trading day immediately preceding the annual June 1 grant date.

Position	Base Amount of Restricted Stock Units Granted Market Value	Performance Restricted Stock Unit Market Value (Based on Prior Fiscal Year ROE)
		5% ROE	10% ROE	15% ROE	20% ROE
Chief Executive Officer	$1,000,000	$750,000	$1,000,000	$1,500,000	$2,000,000
Chief Financial Officer and President & Chief Operating Officer	300,000	375,000	500,000	750,000	1,000,000
Executive Vice President	200,000	325,000	430,000	650,000	867,000

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2011 Performance

On June 1, 2011, Executive Officers only received the base amount of RSUs. The performance RSU grant is based on prior year ROE. Performance in 2010 resulted in an ROE of 1.8%, which is below the 5% ROE threshold; therefore, none of the performance based RSUs were earned.

Stock Options

As discussed above, on June 1, 2011, the Company reintroduced an annual stock option grant to the Executive Officers with the following grant values:

Position	Market Value
Chief Executive Officer	$4,000,000
President and Chief Operating Officer	1,000,000
Chief Financial Officer and Executive Vice President	600,000

The options vest on the third anniversary of their grant or upon the Executive Officer’s death, disability or retirement (same as RSUs above) and have a ten-year term.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers.

Employment Agreement – Keith Grass

Nucor entered into an employment agreement (the “Agreement”) with Mr. Grass in connection with the acquisition of DJJ by Nucor in 2008, when Mr. Grass became an Executive Vice President of Nucor as well as President and CEO of DJJ. The key terms of the Agreement are:

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An employment term of February 29, 2008 through December 31, 2011. Upon expiration of the term, Mr. Grass’s employment continues as an at-will employee on the same basis as Nucor’s other Executive Officers.

•	Annual salary of $375,000.

•	Participation in Nucor’s AIP, LTIP and RSU programs.

•	Severance equal to one year of base salary if terminated during the term without cause.

•	Two year non-competition and non-solicitation of DJJ and Nucor employees. The period will be one year if terminated without cause.

The Agreement expired on December 31, 2011. On January 1, 2012, Mr. Grass became eligible for the post termination compensation available to the other Executive Officers as described below.

Post Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements

The following description of non-compete and non-solicitation agreements apply to all Executive Officers other than Mr. Grass. For 2011, Mr. Grass is subject to similar non-compete and non-solicitation restrictions pursuant to his Agreement as described above. Mr. Grass became subject to these non-compete and non-solicitation agreements on January 1, 2012.

Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from the Company during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

The non-compete and non-solicitation agreements were first implemented in 1999 to protect Nucor from Executive Officers who left our employment to compete with Nucor and/or recruit Nucor employees. A number of senior employees had left to compete with Nucor. Since these agreements have been implemented, no Executive Officer has left Nucor other than to retire. The amount of the noncompetition benefit was increased when revised agreements were implemented in 2001 to an amount deemed by the Committee to discourage employees from leaving.

Severance Benefits

The following description of severance benefits apply to all Executive Officers other than Mr. Grass. For 2011, Mr. Grass would have received severance pursuant to his Agreement as described above. Effective January 1, 2012, these severance benefits will also apply to Mr. Grass.

The Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits

Nucor provides Executive Officers, including Mr. Grass, the following benefits in the event of a change in control of the Company. The benefits do not result in executives receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

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Severance – If terminated within 24 months of a change in control, Executive Officers participating in the Company’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive officer, 2.5 in the case of the President and Chief Operating Officer and the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, the executives participating in the Company’s severance plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the President and Chief Operating Officer and the Chief Financial Officer and 24 months for all others.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested options and RSUs, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, executive officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments; no gross ups are provided.

Post Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers if their employment had terminated on December 31, 2011. All Executive Officers were retirement-eligible as of December 31, 2011.

Name of Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Disability	Death	Change In Control
Daniel R. DiMicco	Non-compete – cash	$5,913,600	$5,913,600	$5,913,600	$5,913,600	$5,913,600	$—	$5,913,600
	Severance – cash	2,136,037	2,136,037	2,136,037	—	2,136,037	2,136,037	8,844,000
	Vesting of restricted stock	—	4,435,243	—	—	4,435,243	4,435,243	4,435,243
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	2,070,000
	Pro-rata LTIP	—	—	—	—	—	—	96,129
	Benefits and perquisites	—	—	—	—	—	—	32,389

	Total	$8,049,637	$12,484,880	$8,049,637	$5,913,600	$12,484,880	$6,571,280	$21,391,361

James D. Frias	Non-compete – cash	$2,318,400	$2,318,400	$2,318,400	$2,318,400	$2,318,400	$—	$2,318,400
	Severance – cash	588,097	588,097	588,097	—	588,097	588,097	2,889,375
	Vesting of restricted stock	—	1,172,974	—	—	1,172,974	1,172,974	1,172,974
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	835,000
	Pro-rata LTIP	—	—	—	—	—	—	39,042
	Benefits and perquisites	—	—	—	—	—	—	26,991

	Total	$2,906,497	$4,079,471	$2,906,497	$2,318,400	$4,079,471	$1,761,071	$7,281,782

John J. Ferriola	Non-compete – cash	$3,528,000	$3,528,000	$3,528,000	$3,528,000	$3,528,000	$—	$3,528,000
	Severance – cash	913,038	913,038	913,038	—	913,038	913,038	4,396,875
	Vesting of restricted stock	—	1,512,088	—	—	1,512,088	1,512,088	1,512,088
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	835,000
	Pro-rata LTIP	—	—	—	—	—	—	52,259
	Benefits and perquisites	—	—	—	—	—	—	26,991

	Total	$4,441,038	$5,953,126	$4,441,038	$3,528,000	$5,953,126	$2,425,126	$10,351,213

Keith B. Grass	Non-compete – cash	$—	$—	$—	$—	$—	$—	$—
	Severance – cash	—	—	401,300	—	—	—	2,688,710
	Vesting of restricted stock	—	811,185	—	—	811,185	811,185	811,185
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	660,800
	Pro-rata LTIP	—	—	—	—	—	—	45,057
	Benefits and perquisites	—	—	—	—	—	—	20,714

	Total	$—	$811,185	$401,300	$—	$811,185	$811,185	$4,226,466

Hamilton Lott, Jr.	Non-compete – cash	$2,802,240	$2,802,240	$2,802,240	$2,802,240	$2,802,240	$—	$2,802,240
	Severance – cash	1,253,854	1,253,854	1,253,854	—	1,253,854	1,253,854	2,793,900
	Vesting of restricted stock	—	1,257,020	—	—	1,257,020	1,257,020	1,257,020
	Vesting of stock options	—	—	—	—	—	—	—
	Restricted stock units – cash	—	—	—	—	—	—	660,800
	Pro-rata LTIP	—	—	—	—	—	—	47,484
	Benefits and perquisites	—	—	—	—	—	—	21,593

	Total	$4,056,094	$5,313,114	$4,056,094	$2,802,240	$5,313,114	$2,510,874	$7,583,037

Summary Compensation Table

The table below describes the total compensation paid to our Executive Officers in 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Daniel R. DiMicco	2011	880,000	—	1,747,993	4,000,000	1,502,072	825	8,130,890
Chairman and Chief Executive Officer	2010	800,000	—	1,679,982	3,750,000	540,000	825	6,770,807
	2009	800,000	—	2,079,939	—	—	4,125	2,884,064

James D. Frias	2011	345,000	—	740,463	600,000	471,104	825	2,157,392
Chief Financial Officer, Treasurer and Executive Vice President	2010	325,000	—	631,083	—	175,500	825	1,132,408

John J. Ferriola	2011	525,000	—	746,242	1,000,000	896,123	825	3,168,190
President and Chief Operating Officer	2010	434,900	—	669,627	—	293,558	825	1,398,910
	2009	434,900	—	869,624	—	—	4,125	1,308,649

Keith B. Grass	2011	401,300	—	541,067	600,000	684,979	7,350	2,234,696
Executive Vice President	2010	375,000	—	518,726	—	253,125	7,350	1,154,201
	2009	375,000	—	735,368	—	—	7,350	1,117,718

Hamilton Lott, Jr.	2011	417,000	—	554,432	600,000	711,777	825	2,284,034
Executive Vice President	2010	395,300	—	535,987	—	266,828	825	1,198,940
	2009	395,300	—	752,623	—	—	4,125	1,152,048

(1)	The amounts shown represent the grant date fair value of the shares or options awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	The amounts shown in the All Other Compensation column represent matching contributions to 401(k) retirement savings plans.

Alternative Summary Compensation Table: 2006-2011

The following table presents compensation earned by our CEO during 2011 as well as years 2006 through 2010. This table is not intended to replace the Summary Compensation Table above; however, the required format of the Summary Compensation Table includes compensation that may possibly be earned but is not guaranteed. Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable compensation earned under incentive plans based on the performance of the Company and the value delivered to Nucor’s stockholders.

In 2011, our Executive Officers earned their base salary, the base amount of their RSUs, a portion of the performance amount of their RSUs, a portion of their AIP, a portion of their LTIP based on performance over the three-year period ending December 31, 2011 and the Company’s matching contribution to their 401(k) plan accounts. As expected, based on our 2011 performance, total compensation earned by our CEO increased over the prior year but remained significantly lower than the peak earned in 2006. Other Executive Officers experienced similar changes in compensation.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total ($)	Change from Prior Year	Change from 2006 Peak
Daniel R. DiMicco	2011	880,000	—	2,953,010	—	1,502,072	825	5,335,907	88%	-37%
Chairman and	2010	800,000	—	1,381,692	112,433	540,000	825	2,834,950	66%	-67%
Chief Executive	2009	800,000	—	905,611	—	—	4,125	1,709,736	-67%	-80%
Officer	2008	800,000	—	2,173,185	—	2,160,000	3,875	5,137,060	-23%	-39%
	2007	755,000	—	3,904,910	—	2,010,188	2,786	6,672,884	-21%
	2006	725,000	—	5,743,558	—	2,011,875	2,704	8,483,137

(1)	Reconciliation of Stock Awards column:

	2006	2007	2008	2009	2010	2011
RSUs (a)	$1,400,000	$1,400,000	$1,400,000	$400,000	$1,000,000	$2,070,000
LTIPs (b):
LTIP 2004 – 2006	2,716,342	—	—
LTIP 2005 – 2007	954,078	1,255,925	—
LTIP 2006 – 2008	673,138	785,450	248,224
LTIP 2007 – 2009		463,535	259,711	235,225
LTIP 2008 – 2010			265,250	270,386	168,771
LTIP 2009 – 2011				—	—	582,391
LTIP 2010 – 2012					212,921	75,479
LTIP 2011 – 2013						225,140

	$5,743,558	$3,904,910	$2,173,185	$905,611	$1,381,692	$2,953,010

(a)	RSUs are granted each June 1 based on prior year ROE. ROE for 2011 was 10.7%. The amount for 2011 includes the base RSUs plus the performance-based RSUs that will be granted in June 2012 based on 2011 performance.

(b)	Each LTIP is based on performance for the three-year period. If earnings for the three-year performance period are negative, no amount is earned.

(2)	The 2010 Option Award value represents the in-the-money value (based on the December 31, 2010 closing stock price of $43.82) of options to purchase 241,935 shares granted on June 1, 2010 with a per share exercise price of $41.43 amortized over the vesting period. These options vest on June 1, 2013.

The 2011 Option Award value is zero because the per share exercise prices of the options granted in 2010 ($41.43) and 2011 ($42.34) were, in each case, higher than the closing stock price of $39.57 as of December 30, 2011.

Grants of Plan Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2011, the possible payouts under Nucor’s AIP for 2011 and LTIP for the performance periods beginning in 2011, and the actual award earned under the LTIP for the performance periods ending in 2011 for each Executive Officer.

Name	Grant Date	Committee Approval Date	Award Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)				(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Daniel R. DiMicco	6/1/11	5/12/11	RSP	(1)							23,618			999,986	(7)
			AIP	(2)	132,000	1,320,000	2,640,000
	1/1/11	12/8/10	LTIP	(3)				3,414	17,070	34,140				748,007	(8)
	1/1/09	12/3/08	LTIP	(4)							14,718			582,391	(9)
	6/1/11	5/12/11	OPT	(5)								260,247	$42.34	4,000,000	(10)

James D. Frias	6/1/11	5/12/11	RSP	(1)							7,085			299,979	(7)
			AIP	(2)	51,750	517,500	1,035,000
	3/10/12	12/8/10	AIP	(6)							3,485			147,241	(11)
	1/1/11	12/8/10	LTIP	(3)				1,338	6,692	13,384				293,243	(8)
	1/1/09	12/3/08	LTIP	(4)							3,733			147,715	(9)
	6/1/11	5/12/11	OPT	(5)								39,037	$42.34	600,000	(10)

John J. Ferriola	6/1/11	5/12/11	RSP	(1)							7,085			299,979	(7)
			AIP	(2)	78,750	787,500	1,575,000
	1/1/11	12/8/10	LTIP	(3)				2,037	10,184	20,367				446,263	(8)
	1/1/09	12/3/08	LTIP	(4)							8,001			316,600	(9)
	6/1/11	5/12/11	OPT	(5)								65,061	$42.34	1,000,000	(10)

Keith B. Grass	6/1/11	5/12/11	RSP	(1)							4,723			199,972	(7)
			AIP	(2)	60,195	601,950	1,203,900
	1/1/11	12/8/10	LTIP	(3)				1,557	7,784	15,568				341,095	(8)
	1/1/09	12/3/08	LTIP	(4)							6,899			272,993	(9)
	6/1/11	5/12/11	OPT	(5)								39,037	$42.34	600,000	(10)

Hamilton Lott, Jr.	6/1/11	5/12/11	RSP	(1)							4,723			199,972	(7)
			AIP	(2)	62,550	625,500	1,251,000
	1/1/11	12/8/10	LTIP	(3)				1,618	8,089	16,178				354,460	(8)
	1/1/09	12/3/08	LTIP	(4)							7,272			287,753	(9)
	6/1/11	5/12/11	OPT	(5)								39,037	$42.34	600,000	(10)

(1)	Represents restricted stock units awarded June 1, 2011 under the 2010 Stock Option and Award Plan (“RSP”).

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2011. The threshold and maximum amounts shown are equal to 15% and 300%, respectively, of each Executive Officer’s base salary. While the AIP does not have a stated target amount, the Committee uses 150% as the target for its compensation decisions.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2011-2013 performance period. The awards, if any, will be made in March 2014. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(4)	Represents the award earned under the LTIP for the 2009-2011 performance period. The awards were paid in March 2012.

(5)	Represents stock options awarded June 1, 2011 under the 2010 Stock Option and Award Plan.

(6)	Represents common stock units deferred under the 2011 AIP. The awards were paid in March 2012.

(7)	The awards have been valued using the May 31, 2011 closing stock price of $42.34.

(8)	The awards have been valued using the December 31, 2010 closing stock price of $43.82.

(9)	The awards have been valued using the December 30, 2011 closing stock price of $39.57.

(10)	The awards have been valued using a Black-Scholes value of $15.37.

(11)	The awards have been valued using the March 9, 2012 closing stock price of $42.25.

Non-Equity Incentive Plan Awards

Under the AIP, a senior officer, including all Executive Officers, may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the senior officer’s base salary. For a description of the AIP, please refer to “Annual Incentives” section of the CD&A. While the AIP has no stated target, for planning purposes including compensation benchmarking, the Committee considers target to be 50% of the maximum.

Equity Incentive Plan Awards

Restricted Stock Units (“RSUs”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of restricted stock units may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three-year period following the date of grant. The ROE-based award vests at retirement. In 2010, Nucor’s ROE did not meet threshold; therefore, only the base award was made. The RSUs were granted on June 1, 2011 and are reported in column (i).

Stock Options

In order to address the below market compensation position, the Compensation Committee granted the Executive Officers options to purchase shares of Nucor at an exercise price of $42.34. The options become vested and exercisable on June 1, 2014.

Long-Term Incentive Plan (“LTIP”)

The range of potential grants for the performance period January 1, 2011 through December 31, 2013 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to “Long-Term Incentives” section of the CD&A.

The LTIP payout for the 2009-2011 performance period is reported in columns (i) and (l). Actual performance for the LTIP performance period ending December 31, 2010 resulted in cash payments and awards of restricted shares on March 10, 2011 as follows:

	Shares Issued (#)	Cash Paid ($)

Daniel R. DiMicco	8,037	352,217
James D. Frias	2,038	89,331
John J. Ferriola	4,369	191,474
Keith B. Grass	3,558	155,930
Hamilton Lott, Jr.	3,971	174,039

One-third of the restricted shares issued on March 10, 2011 will become vested upon each of the first three anniversaries of the issuance date, or upon the senior officer’s attainment of age 55, death or disability while employed by Nucor. These shares were granted at the beginning of the performance period, January 1, 2008, and are therefore not reported in the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

The table below shows the outstanding equity awards for each Executive Officer on December 31, 2011.

Prior to 2006, stock option awards were granted to all key employees, including Executive Officers, under Nucor’s Incentive Stock Option Plans. All outstanding options under the Incentive Stock Option Plans other than the 2010 and 2011 grants are currently exercisable and expire seven years after the grant date. The 2010 and 2011 grants have a term of ten years and vest three years from grant.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other RightsThat Have Not Vested ($) (10)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)

Daniel R. DiMicco	20,790			28.86	8/31/12	112,086	(1)	4,435,243	17,069	(2)	675,420
	19,524			30.73	2/29/12				10,932	(3)	432,579

	40,314

		241,935	(4)	41.43	5/31/20
		260,247	(5)	42.34	5/31/21

		502,182

James D. Frias		39,037	(5)	42.34	5/31/21	29,643	(6)	1,172,974	6,692	(2)	264,802
									4,441	(3)	175,730

John J. Ferriola	8,662			28.86	8/31/12	38,213	(7)	1,512,088	10,183	(2)	402,941
	8,134			30.73	2/29/12				5,943	(3)	235,165

	16,796

		65,061	(5)	42.34	5/31/21

Keith B. Grass		39,037	(5)	42.34	5/31/21	20,500	(8)	811,185	7,784	(2)	308,013
									5,124	(3)	202,757

Hamilton Lott, Jr.	5,198			28.86	8/31/12	31,767	(9)	1,257,020	8,088	(2)	320,042
	8,134			30.73	2/29/12				5,402	(3)	213,757

	13,332

		39,037	(5)	42.34	5/31/21

(1)	Represents RSUs vesting as follows: 18,652 units vesting on June 1, 2012; 15,616 units vesting on June 1, 2013; 7,873 units vesting on June 1, 2014; and 69,945 units vesting upon Mr. DiMicco’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(2)	Represents the expected number of restricted shares earned under the LTIP for the 2011-2013 performance period valued using the December 30, 2011 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2011.

(3)	Represents the expected number of restricted shares earned under the LTIP for the 2010-2012 performance period valued using the December 30, 2011 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2011.

(4)	Represents stock options vesting on June 1, 2013.

(5)	Represents stock options vesting on June 1, 2014.

(6)	Represents RSUs vesting as follows: 5,157 units vesting on June 1, 2012; 4,685 units vesting on June 1, 2013; 2,362 units vesting on June 1, 2014; and 17,439 units vesting upon Mr. Frias’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(7)	Represents RSUs vesting as follows: 5,443 units vesting on June 1, 2012; 4,685 units vesting on June 1, 2013; 2,362 units vesting on June 1, 2014; and 25,723 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(8)	Represents RSUs vesting as follows: 3,755 units vesting on June 1, 2012; 3,123 units vesting on June 1, 2013; 1,575 units vesting on June 1, 2014; and 12,047 units vesting upon Mr. Grass’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(9)	Represents RSUs vesting as follows: 3,755 units vesting on June 1, 2012; 3,123 units vesting on June 1, 2013; 1,575 units vesting on June 1, 2014; and 23,314 units vesting upon Mr. Lott’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(10)	The awards have been valued using the December 30, 2011 closing price of $39.57.

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2011. Stock awards vesting in 2011 are comprised of restricted stock granted under the LTIP for the performance periods ending on December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010 and restricted stock units issued in 2008, 2009 and 2010. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2011, Messrs. DiMicco, Ferriola, and Lott were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ending December 31, 2010. Messrs. Frias and Grass attained age 55 in 2011 and became fully vested in all shares granted for the performance periods ending in 2007, 2008, 2009 and 2010.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Daniel R. DiMicco	—	—	20,598	904,830
James D. Frias	—	—	12,149	475,966
John J. Ferriola	12,700	239,638	7,896	352,098
Keith B. Grass	—	—	12,053	443,789
Hamilton Lott, Jr.	7,620	198,058	6,523	292,346

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by the Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawls / Distributions ($)	Aggregate Balance at Last FYE ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)
James D. Frias	43,875	10,969	(54,461)	—	492,907

(1)	Represents 973 common stock units deferred by Mr. Frias under the 2010 AIP valued using the closing stock price of $45.07 on March 10, 2011, the date the units were issued.

(2)	Represents 243 additional common stock units granted to Mr. Frias as a 25% match of the units deferred under the 2010 AIP. The units have been valued using the closing stock price of $45.07 on March 10, 2011, the date the units were issued.

(3)	Represents the decrease in the value of the units due to the change in stock price from $43.82 at December 31, 2010 and $45.07 at March 10, 2011 to $39.57 at December 30, 2011.

(4)	Represents 12,457 deferred units valued at the December 30, 2011 closing stock price of $39.57.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Bernard L. Kasriel

Christopher J. Kearney

John H. Walker

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (c)

Equity compensation plans approved by stockholders (1)	3,157,469	(2)	$38.29	15,176,773	(4)
Equity compensation plans not approved by stockholders (5)	3,896		$30.73	—	(6)

	3,161,365		$38.26	15,176,773

(1)	Includes the AIP, the LTIP, the 2003 Key Employees Incentive Stock Option Plan (the “2003 Plan”), the 2005 Stock Option and Award Plan (the “2005 Plan”) and the 2010 Stock Option and Award Plan (the “2010 Plan”). The 2010 Plan was approved by Nucor’s stockholders at the 2010 annual meeting. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan prior to the 2010 annual meeting remain outstanding in accordance with their terms.

(2)	Includes 75,101 deferred stock units awarded and outstanding under the AIP; 276,292 deferred stock units awarded and outstanding under the LTIP; a total of 350,508 stock options awarded and outstanding under the 2005 Plan and the 2003 Plan; 801,465 stock options awarded and outstanding under the 2010 Plan; 875,955 RSUs awarded and outstanding under the 2005 Plan; and 778,148 RSUs awarded and outstanding under the 2010 Plan .

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.

(4)	Represents 1,482,017 shares available under the AIP and LTIP, no shares available under the 2003 Plan or the 2005 Plan and 13,694,756 shares available under the 2010 Plan.

(5)	Represents outstanding stock options awarded before the 2005 annual meeting under the 2001 Non-Employee Director Plan.

(6)	No additional options will be awarded under the 2001 Non-Employee Director Plan.

Material Features of Equity Compensation Plan Not Approved by Stockholders

Non-Employee Director Plan.    Prior to 2006, directors who were not employees were granted options semi-annually. The exercise price of the options is equal to the market value of Nucor common stock on the date of grant. The options became exercisable six months after the grant date and expire seven years after the grant date.

No options have been awarded under this Plan since March 2005, and no additional options will be awarded under this Plan.

PROPOSAL 3

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund (the “Union”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of the Company’s shares held by the Union will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: The Nucor Board of Directors has consistently opposed the adoption of a majority vote standard for director elections, maintaining its support of plurality voting. We believe the Board’s arguments against the adoption of a majority vote standard are without merit. First, it cites a 2006 recommendation of the ABA Task Force on Corporate Law against the adoption of a majority vote standard in corporate law. The Task Force recommendation has been largely repudiated with nearly 80% of S&P 500 Index companies, and most Nucor peer companies, including 3M Company, Praxair, Raytheon, Alcoa, Cummins, Deere & Co, DuPont, and General Dynamics, adopting majority voting.

The Board cites the possibility of “instability” that could arise from a so-called “failed” election. When shareholders vote against the candidacy of a director nominee and that director fails to be elected, it is a simple exercise of fair voting rights by the owners of a corporation. If an unopposed incumbent director nominee fails to receive half of the votes cast for his or her candidacy, he or she continues to serve as a director until they resign or their successor is elected. The post-election resignation policy that every company that has adopted majority voting has put in place ensures a board-centered post-election process for consideration of an unelected director’s continued status on the board.

The Board further argues that it is “particularly advisable” for a company such as Nucor with cumulative voting to retain a plurality vote standard. A majority vote standard for uncontested director elections and cumulative voting are entirely consistent. Cumulative voting rights were established to provide enhanced voting rights for minority in contested director elections. It is important to note that cumulated votes can only be cast “for” a director nominee, not “against.” Under the proposal, a plurality vote standard is maintained in contested elections. In such an election, shareholders could cumulate their votes “for” one or more candidates. If the election was uncontested, a majority vote standard would apply and the only practical effect of cumulative voting would be to allow shareholders to cumulate votes “for” Board favored candidates. In practice there is no practical reason to cumulate votes in uncontested elections. Numerous companies such as Abbott Laboratories, Hewlett-Packard Company, Northern Trust Corporation, and United Technologies maintain cumulative voting and a majority vote standard.

We urge the Nucor Board to join the mainstream of major U.S. companies and establish a majority vote standard.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. The Union presented substantially similar proposals at each of the last six annual meetings of Nucor stockholders, and on each occasion Nucor’s stockholders have defeated the proposal. Despite the clear opposition of Nucor’s stockholders to the proposal each year that it has been presented, the Union has submitted its proposal again this year.

The Board believes that the consistency of our stockholders’ vote against the Union’s proposal strongly suggests that our stockholders do not support changing the standard for electing directors. Notably, the percentage of votes cast in favor of this proposal at Nucor’s 2011 annual meeting of stockholders was the lowest favorable percentage of all six occasions on which the proposal has been considered, garnering the approval of less than 25% of the shares outstanding. We ask our stockholders once again to recognize the benefits of Nucor’s current director election policies and to reject this proposal.

Just as our stockholders have consistently opposed this proposal, we continue to believe that Nucor’s current director election policies are in the best interests of our stockholders and do not need to be changed. In fact, our current director election policies give stockholders a meaningful role in the director election process by increasing director accountability. These policies are set forth in Nucor’s Corporate Governance Principle and produce a result that is substantially similar to what would be produced under the proposal’s majority vote standard while avoiding the problems associated with adopting a majority vote standard. Our Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. As the Union acknowledges, a post-election resignation policy such as Nucor’s current policy would be essential even if Nucor adopted the Union’s Proposal, since the Board of Directors must have appropriate flexibility to deal with the complex issue of how to respond if a Nucor director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election. Because Nucor has already adopted this important post-election resignation governance feature, adopting the Union’s proposed majority vote standard is unnecessary and would only add uncertainty to the director election process.

In addition to the instability that would be caused if a “failed” election left one or more seats vacant on the Board of Directors, the majority vote standard suffers from uncertainty resulting from relative inexperience in applying the standard to the election of directors. In 2006, a Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

Although the Union notes that some public companies have adopted majority voting, many of these companies have done so only in the last several years. As a result, the majority vote standard still suffers from a vast experience deficit in comparison to the long-established plurality vote system. While the Board continues to monitor developments in the use of the majority vote standard, we believe that it is in the best interests of our stockholders to continue to use the well-understood plurality voting system along with our Governance Principle.

Retaining the plurality vote standard, which is used by numerous public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders, unlike the stockholders of most public companies, have the right to express their preferences by cumulating their votes. Cumulative voting uniquely enhances the voting power of minority stockholders by allowing stockholders to cast all of their available votes in director elections for a single director nominee. The Nucor Governance Principle, unlike the proposal, has the benefit of not interfering with cumulative voting in director elections. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws and a wide range of commentators to conclude that majority voting should not apply to public companies that allow cumulative voting. While such commentators recommend against the concurrent use of majority voting and cumulative voting, the states of Washington and California actually restrict or prohibit a public company from adopting a majority vote standard if that company also permits cumulative voting.

Other public companies have taken these criticisms and concerns seriously by acting to eliminate cumulative voting in order to avoid a conflict with the majority voting system. Examples of companies that eliminated cumulative voting in connection with the adoption of a majority voting standard include Mattel, Inc., PPG Industries, Inc., the J.M. Smucker Company and the Southern Company. Although the Union cites Northern Trust Corporation as an example of a company that permits both cumulative voting and majority voting, in fact, Northern Trust eliminated cumulative voting in 2006 in connection with the adoption of a majority voting standard. Because of the potential risk to Nucor’s stockholders if both cumulative voting and majority voting were in effect for director elections, we believe Nucor would need to eliminate the right of stockholders to cumulate their votes in director elections if the Union’s majority voting proposal is approved by stockholders. Such a change would be detrimental to the ability of Nucor’s minority stockholders to have their voice heard in director elections.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the 2012 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2013 annual meeting of stockholders must be received by Nucor not later than November 23, 2012. Any stockholder proposal intended to be presented at the 2013 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor not less than 120 days nor more than 150 days before the first anniversary of the 2012 annual meeting of stockholders. As a result, any proposals received earlier than December 11, 2012 or later than January 10, 2013 may be excluded from the meeting. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 or faxed to her attention at (704) 943-7207.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Inc. to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities Exchange Act of 1934, as amended (the “1934 Act”), only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement and annual report.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices, 1915 Rexford Road, Charlotte, NC 28211.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

Daniel R. DiMicco

Chairman and

Chief Executive Officer

March 22, 2012

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY OR VOTING

INSTRUCTON CARD IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

	☐	¢

PROXY	1915 Rexford Road, Charlotte, North Carolina 28211
Phone (704) 366-7000 Fax (704) 362-4208

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

Proxy solicited on behalf of the Board of Directors of Nucor Corporation for the 2012 annual meeting of stockholders, to be held at 10:00 a.m. on Thursday, May 10, 2012, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

Daniel R. DiMicco and James D. Frias, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2012 annual meeting of stockholders, and any adjournment or postponement, on the following proposals, as set forth in the proxy statement:

1.	Election of four directors to a term of one year

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2012

3.	Stockholder proposal regarding majority vote

4.	Other business as may properly come before the meeting

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposal 2, AGAINST proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

May 10, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on May 9, 2012.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/670346

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20403003000000000000 5	051012

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Nucor’s Board of Directors recommends a vote FOR ALL NOMINEES.
1. Election of the four nominees as directors				Nucor’s Board of Directors recommends a vote FOR proposal 2.
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Clayton C. Daley, Jr.		2. Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2012	☐	☐	☐
O John J. Ferriola
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Harvey B. Gantt
		O Bernard L. Kasriel		Nucor’s Board of Directors recommends a vote AGAINST proposal 3.
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				3. Stockholder proposal regarding majority vote	☐	☐	☐

INSTRUCTIONS:   To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  —

                                   To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 4 times the number of shares of Common Stock you owned on March 12, 2012. All your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

4.   In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director unless authority is withheld. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposal 2 and AGAINST proposal 3 unless otherwise indicated. If you wish to follow the recommendation of Nucor’s Board of Directors, it is not necessary to check any of the boxes.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢